UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM S-8

AMENDMENT NO. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________

Swordfish Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	6125 Airport Freeway Haltom City, TX 76117	41-0831186
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

2014 Incentive Stock Option and Restricted Stock Plan

(Full Title of the Plan)

Clark Ortiz, Chief Executive Officer

Swordfish Financial, Inc.

6125 Airport Freeway

Haltom City, TX 76117

(Name and Address of Agent For Service)

Copies To:

Richard W. Jones, Esq.

Jones & Haley, P.C.

115 Perimeter Center Place, Suite 170

Atlanta, GA 30346

(770) 804-0500

(817) 845-6244

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “ large accelerated filer, ” “ accelerated filer ” and “ smaller reporting company ” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, no par value	450,000,000	$0.001	$35,000	$57.96

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits effected without receipt of consideration.

(2) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Swordfish Financial, Inc., a Minnesota corporation (the “Registrant” or the “Company”), relating to the shares of the Company’s Common Stock, no par value per share (the “Common Stock”), to be offered pursuant to the Company's 2014 Incentive Stock Option and Restricted Stock Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2014 Incentive Stock Option and Restricted Stock Plan as specified by Rule 428 (b) (1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act.

Item 2. Registrant Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 (which documents are incorporated by reference in this Section 10 (a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428 (b) or additional information about the Plan are available without charge by contacting:

Clearing Link, LLC

c/o Plan Coordinator

800 W. Fifth Ave Suite 201a

Naperville, IL 60563

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement:

1.

The Company’s latest annual 10-K filed on May 8, 2014, together with its amendment on Form 10-K/A dated May 13, 2014, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the prospectus referred to in (1) above; and

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Exchange Act file number with the Commission is 333-118789

Item 4.Description of Securities.

Common Stock, no par value.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Minnesota Statutes §302A.521 entitle “Indemnification.” establishes mandatory indemnification rights for any corporate director, officer or employee named or threatened to be named in a “proceeding” due to their past or present “official capacity”: Specifically, it states: “[A] corporation shall indemnify a person made … a party to a proceeding by reason of the former or present official capacity of the person … if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) Has not been indemnified by another organization …; (2) Acted in good faith; (3) Received no improper personal benefit and section 302A.255 [regarding Director Conflicts of Interest], if applicable, has been satisfied; … and (5) reasonably believed that the conduct was in the best interests of the corporation.”

If all criteria are satisfied, indemnification is mandatory. The indemnification protection of the statute extends to any monetary exposure, including judgments and attorneys’ fees and costs, and it has advancement provisions that cover fees and costs as they are incurred.  Accordingly, under Minnesota law, the corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933.

In addition, the Minnesota statutes and the Registrant's Articles of Incorporation and Bylaws provide that a director or officer of the Registrant shall not be personally liable to the corporation or its stockholder for monetary damages due to any act or failure to act in his capacity as an officer or director unless it is proven that: (a) his act or failure to act constituted breach of fiduciary duty as a director or officer or (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The effect of these provision may be to eliminate the rights of the Registrant and it stockholders (through stockholders' derivative suit on behalf of the Registrant) to recover monetary damages against a director or officer for certain actions or failures to act except in the situations described in clauses (a) and (b) of the preceding paragraph.

Moreover, the Bylaws also provide that the Registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Articles of Incorporation and Amended and Restated Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haltom City, State of Texas, on this 27th day of August.

SWORDFISH FINANCIAL, INC.:

Dated: August 27, 2014		/s/ Clark Ortiz
	By:	Clark Ortiz
President (Principal Executive Officer) and a Director

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: August 27, 2014		/s/ Clark Ortiz
	By:	Clark Ortiz
President and a Director

/s/ Noel Trevino
Dated: August 27, 2014	By:	Noel Trevino
Director

EXHIBIT INDEX

Exhibit No.

99.1	2014 Stock Option and Restricted Stock Plan